ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
FPB BANCORP, INC.

Pursuant to the provisions of Section 607.1001, 607.1003, 607.1004 and 607.1006, Florida Statutes, FPB Bancorp, Inc. adopts the following Articles of Amendment to its Articles of Incorporation:

Amendments adopted:

Article III, Section 1 of the Articles of Incorporation of FPB Bancorp, Inc. is hereby amended to read in its entirety as follows:

ARTICLE III – CAPITAL STOCK

Section 1 – Classes of Stock:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 27,000,000, consisting of:

A.	25,000,000 shares of common stock, par value one cent ($0.01) per share (“Common Stock”); and

B.	2,000,000 shares of preferred stock, par value one cent ($0.01) per share (“Preferred Stock”).

The remaining Sections of Article III shall remain unchanged.

The foregoing Amendments were adopted through a sufficient number of affirmative votes of the shareholders of FPB Bancorp, Inc.  at a meeting held on October 6, 2009.

IN WITNESS WHEREOF, the undersigned authorized officer of FPB Bancorp, Inc. executed the Articles of Amendment on this 6th day of October, 2009.

                FPB BANCORP, INC.

                                   /s/ David W. Skiles
                                                                                                                                                       David W. Skiles
                                                                       Chief Executive Officer